Exhibit 99.2
CONSENT OF SIMMONS & COMPANY INTERNATIONAL
We hereby consent to the inclusion of our opinion letter to the Board of Directors of T-3 Energy Services, Inc. (“T-3”), dated October 5, 2010, as Annex C to, and to the references thereto under the captions “SUMMARY—Opinion of T-3’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Board of Directors of T-3; T-3’s Reasons for the Merger” and “THE MERGER—Opinion of T-3’s Financial Adviser” in the Joint Proxy Statement/Prospectus relating to the proposed merger involving Robbins & Myers, Inc. and T-3, which Joint Proxy Statement/Prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Robbins & Myers, Inc. to be filed with the United States Securities and Exchange Commission (the “SEC”) on or about November 29, 2010. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Simmons & Company International
By:

Managing Director

November 29, 2010